Exhibit 10.2

                         VOTING AND INDEMNITY AGREEMENT

      Voting and Indemnity Agreement dated as of June 25, 2000 between Nabisco Group Holdings Corp. ("NGH"), a Delaware corporation, Philip Morris Companies Inc., a Virginia corporation ("Parent"), and, solely for purposes of Sections 5(d), 8(c) and 9 of this Agreement, Nabisco Holdings Corp., a Delaware corporation (the "Company").

      WHEREAS, the Company, Parent and Strike Acquisition Corp. ("Merger Subsidiary") are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Subsidiary will merge with and into the Company on the terms and conditions set forth therein; and

      WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested NGH, and NGH has agreed, to enter into this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1. Definitions. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

      SECTION 2. NGH Stockholder Meeting; Proxy Material. NGH shall cause a meeting of its stockholders (the "NGH Stockholder Meeting") to be duly called and held (as promptly as practicable following filing of the proxy statement of NGH relating to such meeting) at which its stockholders will vote on a resolution to authorize the sale of the Shares (as defined below) pursuant to the Merger Agreement (the "NA Sale") and related matters. Unless Parent otherwise agrees, the NGH Stockholder Meeting will be held either simultaneously with or prior to any other meeting of the NGH stockholders to be held in connection with the NGH Merger Agreement or any other transaction replacing the NGH Merger Agreement. Subject to Section 6(c), the Board of Directors of NGH shall recommend approval of the NA Sale by NGH's stockholders. In connection with such meeting, NGH will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement of NGH and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the NGH Stockholder Meeting to solicit additional proxies for a period of up to 30 days) to obtain the approval of the NA Sale by holders of a majority of the outstanding stock of NGH entitled to vote thereon (the "NGH Stockholder Approval") and (iii) otherwise comply with all legal requirements applicable to such meeting. The NGH Stockholder Approval will be presented as a single proposal in the NGH proxy statement and will not be conditioned on approval of
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any other proposal. Parent and its counsel shall be given an opportunity to review and comment on the NGH proxy statement prior to its being filed with the SEC or mailed to NGH stockholders, and NGH shall provide to Parent copies of any comments received from the SEC in connection therewith and shall consult with Parent in responding to the SEC.

      SECTION 3. Agreement to Vote. Subject to obtaining the NGH Stockholder Approval, NGH agrees to vote all Shares (as defined below) at any meeting of stockholders of the Company, or pursuant to any action by written consent (which consent, in the case of clause (a) of this Section 3, it shall execute and deliver to the Company immediately following (i.e. on the same day) receipt of the NGH Stockholder Approval), in each case where such matters arise (a) in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (b) against (i) any proposal made in opposition to or in competition with the Merger and the transactions contemplated by the Merger Agreement, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or other similar transaction with or involving the Company and any party other than Parent, or (iii) any other action the consummation of which would reasonably be expected to prevent or delay consummation of the transactions contemplated by the Merger Agreement.

      SECTION 4. Representations and Warranties of NGH. NGH hereby represents and warrants to Parent that:

      (a) Ownership of Shares. NGH owns, beneficially and of record, 213,250,000 shares (the "Shares") of Class B common stock, $0.01 par value per share, of the Company, free and clear of any Lien and, subject to applicable law, free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Except for the Shares, NGH does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, other than as provided in the Corporate Agreement dated as of June 14, 1999 among NGH, the Company and R.J. Reynolds Tobacco Holdings, Inc. ("RJR").

      (b) Corporate Authorization. Subject to obtaining the NGH Stockholder Approval, the execution, delivery and performance by NGH of this Agreement and the consummation by NGH of the transactions contemplated hereby are within NGH's corporate powers and have been duly authorized by all necessary


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

corporate action on the part of NGH. This Agreement has been duly executed and delivered by NGH and constitutes a valid and binding Agreement of NGH.

      (c) Non-Contravention. Subject to obtaining the NGH Stockholder Approval and to compliance with the matters set forth in Section 10, the execution, delivery and performance by NGH of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of NGH, (ii) contravene, conflict with, or result in any violation or breach of any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which NGH is entitled under any provision of any agreement or other instrument binding on NGH, except in the case of clauses (ii) and (iii) for such matters as would not materially impair NGH's ability to perform its obligations under this Agreement.

      (d) Opinion of Financial Advisors. NGH has received an opinion of UBS Warburg LLC and an opinion of Morgan Stanley & Co. Incorporated, each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the NA Sale is fair from a financial point of view to the Company's stockholders, including NGH. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement. NGH has received the consent of each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated to include the above-referenced opinions in the NGH proxy statement relating to the NA Sale.

      (e) Tax Representation. NGH represents and warrants that the requirement set forth in Section 4.06 of the Tax Sharing Agreement with respect to this Agreement, the Merger Agreement and consummation of the transactions contemplated by this Agreement and the Merger Agreement (collectively, the "Transactions") has been fully satisfied on or prior to the date hereof, each party to the Tax Sharing Agreement has irrevocably waived any right it may otherwise have had to consent to the Transactions, and no such party will have any claim or right under the Tax Sharing Agreement to payment from the Company or Parent in connection with the consummation of the Transactions insofar as such claim or right to payment relates to the taxability of the Internal Distribution or the Distribution (each as defined in the Tax Sharing Agreement) by reason of the consummation of the Transactions.

      (f) NGH Merger Agreement. (i) NGH hereby represents and warrants to Parent that the NGH Merger Agreement will be substantially in the form


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

previously provided to Parent. NGH will not amend or modify the NGH Merger Agreement or waive any of its rights thereunder in any manner that would reasonably be expected to materially delay or prevent consummation of the Merger or create any material additional liabilities of the Company.

            (ii) With respect to NGH's actions under Section 6.05 (Surety Obligations) of the NGH Merger Agreement, NGH shall take such actions in consultation with the Company and in a manner that does not unreasonably disrupt the Company's business or operations.

            (iii) Without the prior written consent of Parent, NGH will not amend or modify Section 7.04 of the NGH Merger Agreement in any manner that would adversely affect Parent or the Company.

      (g) Without limiting the indemnification provided in Section 9(a) herein and the assumption of liability for certain employee obligations in Section 7.04 of the NGH Merger Agreement, the Company and NGH, after the date hereof, will consider in good faith making appropriate arrangements to provide for the administration of such employee obligations, provided that in no event will the Company be required to incur any additional costs or liabilities in connection therewith (other than routine administrative costs that do not impose any incremental costs on the Company).

      SECTION 5. Certain Covenants. (a) Except pursuant to the terms of this Agreement and the Merger Agreement, NGH shall not, without the prior written consent of Parent, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

      (b) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, NGH shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, NGH agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.


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

      (c) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, NGH shall not terminate, amend, modify or waive any provision of the Rights Agreement, dated as of March 13, 2000, between NGH and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agreement"), except (i) that NGH shall take all action necessary to ensure that the transactions contemplated by the Merger Agreement and the NGH Merger Agreement (as defined below) are exempt from the provisions of the Rights Agreement and (ii) NGH may take any action necessary to permit any transaction that is to be completed after consummation of the NA Sale, so long as such action would not adversely affect NGH's ability to obtain the NGH Stockholder Approval.

      (d) The Company shall pay the fees, commissions and expenses of UBS Warburg LLC, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Davis Polk & Wardwell, Deloitte & Touche LLP and any other advisors retained by the Company or NGH in connection with the transactions contemplated by this Agreement and the Merger Agreement up to a maximum of $50 million (as permitted by Section 4.14 of the Merger Agreement). NGH shall pay, or at or prior to the Effective Time shall reimburse the Company for, all such fees, commission, and expenses in excess of $50 million.

      (e) Either before or after the Effective Time, NGH shall not amend the Distribution Agreement, dated as of May 12, 1999, among RJR Nabisco Holdings Corp., RJR Nabisco, Inc. and R.J. Reynolds Tobacco Company (the "Distribution Agreement") in any manner adverse to the Company's rights under Articles 7 or 8 or Section 10.06 of the Distribution Agreement.

      SECTION 6. No Solicitation; Other Offers. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7, NGH will not, and NGH will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants or other agents or representatives (collectively, "Agents") of NGH not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, (iii) disclose any nonpublic information relating to NGH or any of its Subsidiaries to any Person who, to the knowledge of NGH, is considering making, or has made, an Acquisition Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal. NGH will notify Parent promptly (but in no event later than 24 hours) after receipt by NGH of any Acquisition Proposal or any request for nonpublic information relating to NGH or any of its Subsidiaries by any Person who, to the knowledge of NGH, is making, or has made, an Acquisition Proposal. NGH shall promptly provide such


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

notice orally and in writing and shall identify the Person making, and all terms and conditions of, any such Acquisition Proposal or request. NGH shall keep Parent promptly informed of the status and details of any such Acquisition Proposal (including any amendments or proposed amendments) or request and any discussions or negotiations pursuant to Section 6(b) and NGH shall provide to Parent copies of any written communications between NGH and the Person making the Acquisition Proposal. NGH shall, and NGH shall use reasonable best efforts to cause the Agents of NGH to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of NGH from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

      (b) Notwithstanding the foregoing, NGH may prior to receipt of the NGH Stockholder Approval negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) NGH has complied with the terms of Section 6(a), (ii) the Board of Directors of NGH determines in good faith that such Acquisition Proposal is likely to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to NGH than those contained in the Confidentiality Agreement (except as to the standstill provisions) and (iv) NGH shall have delivered to Parent prior written notice advising Parent that it intends to take such action.

      (c) The Board of Directors of NGH shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 2 hereof, but only if (i) NGH has complied with the terms of Section 6(a), (ii) NGH has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal,
(iii) the Board of Directors of NGH determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law and (iv) NGH shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

      (d) For purposes of this Agreement:

      "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving NGH or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, more than 35% of the voting securities of


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

NGH or the Company, or a substantial portion of the assets of NGH and its Subsidiaries taken as a whole, other than the transactions contemplated by the Merger Agreement or any transaction to be completed after consummation of the NA Sale.

      "Superior Proposal" means any bona fide written Acquisition Proposal (i) on terms that the Board of Directors of NGH determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal including the legal, financial and regulatory aspects of the proposal) are more favorable to NGH's stockholders (taking into account the consideration to be received by NGH in the NA Sale) than the transaction contemplated by the Merger Agreement, as amended pursuant to Section 10.01(d) of the Merger Agreement, if applicable, and (ii) that is reasonably likely to be consummated by the Person making such Acquisition Proposal.

      (e) NGH will promptly provide to Parent any information regarding NGH provided to any Person making an Acquisition Proposal which was not previously provided to Parent.

      SECTION 7. Termination. (a) Unless earlier terminated pursuant to this Section, this Agreement will terminate on the earlier to occur of: (i) the consummation of the Merger, (ii) termination of the Merger Agreement in accordance with its terms and (iii) the date of the NGH Stockholder Meeting, including reasonable extensions thereof up to 30 days to obtain additional proxies, if the NGH Stockholder Approval shall not have been obtained at such meeting by reason of the failure to obtain the required vote.

      (b) NGH may terminate this Agreement if the Board of Directors of NGH authorizes NGH, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, provided, however that
(i) NGH shall have complied with Section 6 hereof, (ii) NGH shall have given Parent at least three Business Days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (iii) during such three Business Days or greater period, the Company and NGH engage in good faith negotiations with Parent with respect to such changes as Parent may propose to the terms of this Agreement, the Merger and the Merger Agreement, (iv) Parent does not make, prior to such termination of this Agreement, a definitive, binding offer which the Board of Directors of NGH determines, in good faith after consultation with its financial advisors, is at least as favorable to the NGH stockholders (taking into account the consideration to be received by NGH in the NA Sale) as the Superior Proposal and (v) NGH, prior to such termination pursuant to this clause


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

(b), pays to Parent in immediately available funds the fee required to be paid pursuant to Section 8(b). NGH agrees to notify Parent promptly if its intention to enter into a written agreement in connection with a Superior Proposal shall change at any time after giving such notification.

      (c) Parent may terminate this Agreement if:

            (i) the Board of Directors of NGH shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the NA Sale, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing;

            (ii) NGH shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

            (iii) NGH shall breach its obligations set forth in Section 3, which breach shall not be cured within two Business Days.

      (d) The provisions of Sections 8, 9, 15, 16 and 17 will survive any termination of this Agreement pursuant to Section 7. The provisions of Sections 4(e), 5(d), 5(e), 11 and 14 will survive termination of this Agreement pursuant to Section 7(a)(i). The provisions of Section 9 of this Agreement will terminate automatically if both the Merger Agreement and the NGH Merger Agreement shall have been terminated.

      SECTION 8. Expenses. (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If:

            (i) NGH shall terminate this Agreement pursuant to Section 7(b);

            (ii) this Agreement shall terminate pursuant to Section 7(a)(iii) and (A) prior to the NGH Stockholder Meeting a third party or NGH or the Company shall have announced an Acquisition Proposal and (B) within nine months after termination of this Agreement the Company or NGH enters into a definitive agreement in respect of any Acquisition Proposal with respect to the Company or NGH, respectively, or such a transaction is consummated; or


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

            (iii) Parent shall terminate this Agreement pursuant to Section
      7(c);

then NGH shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (ii), the date of such definitive agreement) an amount equal to $445 million less any amounts previously paid pursuant to Section 11.04(b) or 11.04(c) of the Merger Agreement. NGH shall be entitled to deduct and withhold from any payments made to Parent under this Section 8(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this
Section 8(b) as having been paid to Parent.

      (c) Notwithstanding the foregoing, if a fee shall become payable pursuant to both Section 8(b) of this Agreement and Section 11.04(b) of the Merger Agreement, the Company shall, and NGH shall cause the Company to, pay such fee in accordance with and at the time provided for in the Merger Agreement and no fee shall be initially payable by NGH hereunder; provided that NGH shall remain liable and shall immediately pay such fee to the extent that the Company shall fail timely to pay such fee in full, in which case NGH shall have the right to obtain reimbursement of the fee from the Company.

      SECTION 9. Indemnification.

      (a) NGH Indemnification of Parent for NGH Liabilities. Subject to Section 9(c), on and after the Effective Time, NGH shall indemnify and hold harmless Parent and its affiliates (including the Company after the Merger) and their respective present and former directors, officers and employees (each, a "Parent Indemnitee") from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Losses") incurred or suffered by any Parent Indemnitee arising out of any NGH Liabilities, regardless of whether such Losses arise as a result of the negligence or strict liability (or any other liability under any theory of law or equity) of such Parent Indemnitee.

      (b) Company Indemnification of NGH for Company Liabilities. Subject to
Section 9(c), on and after the Effective Time, the Company shall indemnify and hold harmless NGH and its affiliates and their respective present and former directors, officers and employees (each, an "NGH Indemnitee") from and against any and all Losses incurred or suffered by any NGH Indemnitee arising out of any


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

Company Liabilities, regardless of whether such Losses arise as a result of the negligence or strict liability (or any other liability under any theory of law or equity) of such NGH Indemnitee.

      (c) Third-Party Rights; Tax Benefits and Insurance Proceeds. Any indemnification pursuant to Section 9(a) or Section 9(b) shall be paid net of any tax benefit or insurance proceeds to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section 9(a) or Section 9(b), (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Section 9(a) or Section 9(b).

      (d) Insurance. NGH agrees to provide reasonable cooperation at the expense of the Company in connection with any claims the Company may have under insurance policies in effect at any time prior to the Effective Time that in any way relate to Company Liabilities or Liabilities in respect of officers and directors of the Company acting in their capacities as such. The Company agrees to provide reasonable cooperation at the expense of NGH in connection with any claims NGH may have under insurance policies in effect at any time prior to the Effective Time that in any way relate to NGH Liabilities or Liabilities in respect of officers and directors of NGH acting in their capacities as such.

      (e) Definitions. For purposes of this Section 9, the following terms have the following meanings:

      "Company Liabilities" means all Liabilities, whether arising before, at or after the Effective Time, of or in any way relating, in whole or in part, to (a) the Company or any of its Subsidiaries or their respective employees (except to the extent defined as NGH Liabilities below or expressly assumed by NGH pursuant to Section 7.04 of the NGH Merger Agreement as in effect on the date hereof or as amended with the prior written consent of Parent) or arising from the conduct of, in connection with or in any way relating to, in whole or in part, the business of the Company and its Subsidiaries, or the ownership or use of assets or property in connection with that business or (b) any Benefit Arrangement or Employee Plan (as such terms are defined in the Merger Agreement) except to the extent expressly assumed by NGH pursuant to Section 7.04 of the NGH Merger Agreement as in effect on the date hereof or as amended with the prior written consent of Parent. Notwithstanding the foregoing, "Company Liabilities" shall exclude all Liabilities for Taxes of the Company or any of its Subsidiaries and all Liabilities for Taxes that may otherwise be collected from the Company or any of its Subsidiaries, in each case to the extent governed by the Tax Sharing


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

Agreement.

      "Liabilities" means any and all claims, debts, liabilities and obligations of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) whenever arising, including all costs and expenses relating thereto.

      "NGH Liabilities" means all Liabilities (other than Company Liabilities), whether arising before, at or after the Effective Time, of or in any way relating, in whole or in part, to (a) NGH or its employees or arising from the conduct of, in connection with or in any way relating to, in whole or in part, NGH's business, or the ownership or use of assets or property in connection with that business or (b) the Liabilities expressly assumed by NGH pursuant to
Section 7.04 of the NGH Merger Agreement as in effect on the date hereof or as amended with the prior written consent of Parent. Notwithstanding the foregoing, "NGH Liabilities" shall exclude all (i) Liabilities for Taxes of NGH and all Liabilities for Taxes that may otherwise be collected from NGH, in each case to the extent governed by the Tax Sharing Agreement and (ii) Liabilities addressed in Section 8.02 of the Distribution Agreement dated as of May 12, 1999 among NGH, RJR and R. J. Reynolds Tobacco Company, which provision shall remain in effect in accordance with its terms. Without limiting the generality of the foregoing, "NGH Liabilities" shall also include all Liabilities (i) for compensation deferred pursuant to any deferred compensation plan, arrangement or agreement of NGH (which such plan shall not include the Company's Deferred Compensation Plan); (ii) for compensation, benefits, severance pay and benefits, or any similar payment or benefit that is payable with respect to service by any individual as an employee or director of NGH, whether or not such compensation has been deferred pursuant to the Company's Deferred Compensation Plan or any other Employee Arrangement, except to the extent NGH has previously contributed assets to fund such amounts to the Retention Plan and Deferred Compensation Plan trust of Nabisco, Inc. (the "Trust"); (iii) with respect to or arising out of any option to acquire equity securities of NGH or any award of restricted stock, restricted stock units, performance shares, performance units or other awards, in each case based on equity securities of NGH or granted pursuant to the Nabisco Group Holdings Corp. 1990 Long Term Incentive Program, (iv) any "grossup" or similar make-whole or indemnity payment required to be made under any Employee Arrangement with respect to excise, income or other taxes imposed on any of the foregoing; and (v) Taxes imposed on the income of the Trust attributable to assets thereof funding any of the foregoing.

      "NGH Merger Agreement" means the Agreement and Plan of Merger dated as of June 25, 2000 among NGH, R.J. Reynolds Tobacco Holdings, Inc. and RJR Acquisition Corp.


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

      "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of June 14, 1999 among NGH, RJR, the Company and R. J. Reynolds Tobacco Company, as such agreement may be amended from time to time by agreement of all the parties thereto.

      SECTION 10. Trust Originated Preferred Securities. Reference is made to the Amended and Restated Declaration of Trust of Nabisco Group Holdings Capital Trust II (formerly called RJR Nabisco Holdings Capital Trust II) dated as of September 16, 1998, as amended by Amendment No. 1 thereto dated as of July 12, 1999 (the "Declaration"). Capitalized terms used in this Section 10 but not defined elsewhere in this Agreement shall have the meanings assigned to such terms in the Declaration. After the date hereof, and at such time as will not delay consummation of the Merger, NGH shall exercise its option under the Declaration to cause the Trustees to (i) dissolve the Trust and (ii) cause the Debentures to be distributed to Holders of the Preferred Securities and Common Securities in exchange therefor, which in each case shall occur prior to the Effective Time. In addition, NGH will (x) deliver an irrevocable notice to the Debenture Trustee stating that all outstanding Debentures are to be redeemed on September 30, 2003 and (y) take all necessary action to cause the conditions set forth in Section 10.1(C) of the Indenture to be satisfied such that a "covenant defeasance" under such section will occur concurrently with the above-described dissolution of the Trust and distribution of the Debentures.

      SECTION 11. Name Change. As promptly as practicable after the Effective Time, NGH shall change its name and the names of any of its Subsidiaries or related entities to new names that do not include the word "Nabisco" or any derivatives thereof and shall cease to use such name or derivatives in its business or operations.

      SECTION 12. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent, to:

            Philip Morris Companies Inc.
            120 Park Avenue
            New York, New York 10017
            Attention: Charles R. Wall
            Fax: (917) 663-5817

            with a copy to:

            Wachtell, Lipton, Rosen & Katz


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

            51 West 52nd Street
            New York, New York 10019
            Attention: Martin Lipton
                       Andrew J. Nussbaum
            Fax: (212) 403-2000

            and

            Hunton & Williams
            200 Park Avenue
            New York, New York 10166
            Attention: Jerry E. Whitson
            Fax: (212) 309-1100

      if to NGH, to:

            Nabisco Group Holdings Corp.
            7 Campus Drive
            Parsippany, New Jersey 07054
            Attention: James A. Kirkman III
            Fax: (973) 539-9150

            with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York 10017
            Attention: William L. Rosoff
            Fax: (212) 450-4800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 13. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 14. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. If Parent, NGH or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, NGH, or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Agreement.

      SECTION 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

      SECTION 16. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such party.

      SECTION 17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 18. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 9, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      SECTION 19. Entire Agreement. This Agreement, the Confidentiality Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      SECTION 20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 22. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 PHILIP MORRIS COMPANIES INC.

                                 By: /s/ Louis Camilleri
                                     -------------------------------------------
                                     Name:  Louis Camilleri
                                     Title: Senior Vice President and Chief
                                            Executive Officer


                                 NABISCO GROUP HOLDINGS CORP.

                                 By: /s/ James M. Kilts
                                     -------------------------------------------
                                     Name:  James M. Kilts
                                     Title: President and Chief Executive
                                            Officer


                                 NABISCO HOLDINGS CORP.,
                                 solely for purposes of Section 5(d), 8(c) and 9 hereof

                                 By: /s/ James M. Kilts
                                     -------------------------------------------
                                     Name:  James M. Kilts
                                     Title: President and Chief Executive
                                            Officer


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